Exhibit 14.1
CODE OF ETHICS
for
AG TWIN BROOK CAPITAL
INCOME FUND
AGTB FUND MANAGER, LLC

March 2024
Section I    Statement of General Fiduciary Principles
This Code of Ethics (the “Code”) has been adopted by AG Twin Brook Capital Income Fund (“TCAP” or the “Company”) and AGTB Fund Manager, LLC (the “Advisor”), in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Company may abuse their fiduciary duty to the Company, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed. All Access Persons must read this Code of Ethics.
The Code is based on the principle that the directors and officers of the Company, and the managers, partners, officers, employees and shared employees of the Advisor, who provide services to the Company, owe a fiduciary duty to the Company to conduct their personal securities transactions in a manner that does not interfere with the Company’s transactions or otherwise take unfair advantage of their relationship with the Company. All “Access Persons” are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them Any Access Persons who are affiliated with the Advisor or another entity that is a registered investment adviser is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by the Advisor and Angelo, Gordon & Co., L.P. (“TPG Angelo Gordon”) or such other investment adviser as applicable. The Advisor, along with TPG Angelo Gordon have adopted a separate code of ethics pursuant to the Investment Advisers Act of 1940, and the rules thereunder (the “Advisor Code of Ethics”). The Advisor to the Company will provide a written report, at least annually, to the Company’s board of trustees (the “Board”) describing any issues arising under the Advisor Code of Ethics or procedures since the last report to the applicable Board, including, but not limited to, information about material violations of the Advisor Code of Ethics or procedures and sanctions imposed in response to material violations and certifying that the Advisor has adopted procedures reasonably necessary to prevent violations of the Advisor Code of Ethics.
All Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Company and its shareholders. In sum, all Access Persons shall place the interests of the Company before their own personal interests.
Section II    Definitions
(1)“Access Person” means any director, officer, general partner or Advisory Person (as defined below) of the Company or the Advisor.

(2)An “Advisory Person” of the Company or Advisor means: (i) any director, officer general partner or employee of the Company or the Advisor, or any company in a Control (as defined below) relationship to the Company or the Advisor, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Company, or whose functions relate to the making of any recommendation with respect to such purchases or sales; (ii) any natural person in a Control relationship to the Company or the Advisor, who obtains information concerning recommendations made to the Company with regard to the purchase or sale of any Covered Security by the Company and (iii) any other person deemed to be an Advisory Person by the Chief Compliance Officer.

(3)“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

(4)“Chief Compliance Officer” means the Chief Compliance Officer of the Company (who also may serve as the compliance officer of the Advisor and/or one or more affiliates of the Advisor) and his or her delegate.

(5)“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(6)“Covered Security” means a security as defined in Section 2(a)(36) of the Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Except that “Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the Act. References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security;

and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(7)“Independent Director” means a director or trustee of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the Act.

(8)“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(9)“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(5) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(10)“Security Held or to be Acquired” by the Company means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Company; or (B) is being or has been considered by the Company or the Advisor for purchase by the Company; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section II (K)(i).

(11)“17j-1 Organization” means the Company or the Advisor, as the context requires.

Section III    Objective and General Prohibitions
Access Persons may not engage in any investment transaction under circumstances in which such Access Persons benefits from or interferes with the purchase or sale of investments by the Company. In addition, Access Persons may not use information concerning the investments or investment intentions of the Company, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Company.
Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Company. In this regard, Access Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Company, or any affiliated person of the Advisor, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Company to:
1.employ any device, scheme or artifice to defraud the Company;

2.make any untrue statement of a material fact to the Company or omit to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Company; or

4.engage in any manipulative practice with respect to the Company.

Access Persons should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section VII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.
Section IV    Prohibited Transactions
(1)Other than securities purchased or acquired by a fund affiliated with the Company and pursuant to an exemptive order under Section 57(i) of the Act permitting certain types of co-investments, an Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that:

(1)the Company has purchased or sold such Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell such Covered Security in the next 15 calendar days; or

(2)the Company’s Advisor has within the last 15 calendar days considered purchasing or selling such Covered Security for the Company or within the next 15 calendar days intends to consider purchasing or selling such Covered Security for the Company.

(2)No Access Person may purchase a Covered Security without first obtaining preapproval from the Chief Compliance Officer of the Company. If the Access Person is also an Access Person of the Advisor, pre-approval may be obtained from the CCO of the Advisor pursuant to the Advisor’s Code of Ethics. From time to time, the Chief Compliance Officer of the Company or the Advisor may exempt individual Covered Securities or categories of Covered Securities from this requirement.

(3)Access Persons of the Company or Advisor must obtain approval from the Company or the Advisor, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering, except when such securities are acquired by a fund affiliated with the Company and pursuant to an exemptive order under Section 57(i) of the Act permitting certain types of co-investments. Such approval must be obtained from the Chief Compliance Officer, unless he or she is the person seeking such approval, in which case it must be obtained from the President of the 17j-1 Organization.

(4)No Access Person shall recommend any transaction in any Covered Securities by the Company without having disclosed to the Chief Compliance Officer his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer, any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party which the Access Person has a significant interest), except when such securities transactions are to be made by a fund affiliated with the Company and pursuant to an exemptive order under Section 57(i) of the Act permitting certain types of co-investments.

Section V    Reports by Access Persons
A.    Personal Securities Holdings Reports.
All Access Persons shall within 10 days of the date on which they become Access Persons, and thereafter, within 30 days after the end of each calendar year, disclose the title, number of shares and principal amount of all Covered Securities in which they have a direct or indirect Beneficial Ownership as of the date the person became an Access Person, in the case of such person’s initial report, and as of the last day of the year, as to annual reports. Such report is hereinafter called a “Personal Securities Holdings Report.” Each Personal Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be. Each Personal Securities Holdings Report shall state the date it is being submitted.
B.    Quarterly Transaction Reports.

Within 30 days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter in a Covered Security in which he or she had any direct or indirect Beneficial Ownership. Such report is hereinafter called a “Quarterly Securities Transaction Report.” A Quarterly Securities Transaction Report shall be in the form approved by the Chief Compliance Officer
C.    Independent Directors.
Notwithstanding the reporting requirements set forth in this Section V, an Independent Director who would be required to make a report under this Section V solely by reason of being a director of one or both Companies is not required to file a Personal Securities Holding Report upon becoming a director of the Company or annually thereafter. Such Independent Director also need not file a Quarterly Securities Transaction Report unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Company, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the director such Covered Security is or was purchased or sold by the Company or the Advisor considered purchasing or selling such Covered Security.
D.    Brokerage Accounts and Statements.
Access Persons, except Independent Directors, shall:
1.instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Chief Compliance Officer.
2.on an annual basis, certify that they have complied with the requirements of (1) above.

E.    Form of Reports.
A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.
F.    Responsibility to Report.
Access Persons will be informed of their obligations to report, however, it is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V. Any effort by the Company, or by the Advisor and their affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.
G.    Where to File Reports and Forms.
1.All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports, as well as Private Company Securities and IPO Request and Reporting Forms, must be filed with the Chief Compliance Officer.

2.The Chief Compliance Officer may, from time to time, adopt new methods to submit all Quarterly Securities Transaction Reports and Personal Securities Holdings Reports, as well as Private Company Securities and IPO Request and Reporting Forms. These new methods, which could include electronic submission of information equivalent to the information currently required under this Code, will be deemed to satisfy the reporting obligations under this Code.

H.    Disclaimers.
Any report required by this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.
I.    Access Persons of the Advisor.

An Access Person of one or both of the Advisor need not make a Personal Securities Holding Report or Quarterly Securities Transaction Report or otherwise comply with this Section V if the information in such reports or the actions taken would be duplicative of the requirements of the Advisor Code of Ethics.
Section VI    Annual Certification
A.    Access Persons.
Access Persons who are directors, managers, partners, officers or employees of either or both of the Company or the Advisor shall be required to certify annually that they have read this Code and the Advisor Code of Ethics, and that they understand the applicable code and recognize that they are subject to it. Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this Code and/or the Advisor Code of Ethics.
B.    Board Review.
No less frequently than annually, the Company and its Advisor must furnish to that Company’s board of directors or trustees (“Board”), and the Board must consider, a written report that: (A) describes any material issues arising under this Code or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to violations; and (B) certifies that the Company or the Advisor, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.
Section VII    Sanctions
Any violation of this Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j- 1 and this Code. The sanctions to be imposed shall be determined by the board of directors, including a majority of the Independent Directors, provided, however, that with respect to violations by persons who are directors, managers, partners, officers or employees of the Advisor (or of a company that controls the Advisor), the sanctions to be imposed shall be determined by the applicable Advisor (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Company and the more advantageous price paid or received by the offending person.